BIOMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996

                                      with

                      INDEPENDENT AUDITORS' REPORT THEREON

ITEM 7.  FINANCIAL STATEMENTS
-----------------------------





                                     INDEX




Independent Auditors' Report............................................F-1


Consolidated Balance Sheet as of May 31, 1997...........................F-2


Consolidated Statements of Operations For The Years Ended
 May 31, 1997 and 1996..................................................F-4


Consolidated Statements of Shareholders' Equity For The
 Years Ended May 31, 1997 and 1996......................................F-5


Consolidated Statements of Cash Flows For The Years
 Ended May 31, 1997 and 1996............................................F-6


Notes to Consolidated Financial Statements For The
 Years Ended May 31, 1997 and 1996......................................F-8

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Biomerica, Inc.


We have audited the accompanying consolidated balance sheet of Biomerica, Inc. and subsidiaries (the "Company") as of May 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended May 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Biomerica, Inc. and subsidiaries as of May 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended May 31, 1997 in conformity with generally accepted accounting principles.









CORBIN & WERTZ



Irvine, California
July 22, 1997

                        BIOMERICA, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  May 31, 1997




                                     ASSETS

Current assets:
 Cash and cash equivalents                                       $  1,706,151
 Available-for-sale securities                                        514,377
 Accounts receivable, less allowance for doubtful accounts and
  sales returns of $137,410 (Notes 5 and 6)                         1,455,647
 Inventories (Notes 5 and 6)                                        2,440,049
 Notes receivable                                                       9,585
 Prepaid expenses and other                                           129,159
                                                                  -----------


      Total current assets                                          6,254,968
                                                                  -----------


Inventories, non-current (Notes 5 and 6)                               27,000
                                                                  -----------


Land held for investment                                               46,000
                                                                  -----------


Property and equipment, at cost (Notes 5, 6 and 7):
 Equipment                                                          2,414,682
 Furniture, fixtures and leasehold improvements                       694,017
                                                                  -----------

                                                                    3,108,699

 Accumulated depreciation and amortization                         (2,560,145)
                                                                  -----------

                                                                      548,554
                                                                  -----------


Intangible assets, net of accumulated amortization (Note 4)           486,783

Other assets                                                           15,774
                                                                  -----------


                                                                 $  7,379,079
                                                                  ===========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1997 and 1996


                      LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
 Line of credit (Note 5)                                         $    200,000
 Long-term debt and capital lease obligations, current portion
  (Notes 6 and 7)                                                     215,848
 Accounts payable and other accrued liabilities                       650,033
 Accrued compensation (Note 12)                                       467,788
 Other                                                                 16,160
                                                                  -----------


      Total current liabilities                                     1,549,829

Minority interests (Note 3)                                         2,264,028
                                                                  -----------


      Total liabilities                                             3,813,857
                                                                  -----------


Commitments and contingencies (Note 12)



Shareholders' equity (Note 8):
 Common stock, $.08 par value; 10,000,000 shares authorized;
  3,889,802 shares issued and outstanding                             311,184
 Additional paid-in capital                                        12,429,673
 Unrealized holding gain on available-for-sale securities              97,924
 Accumulated deficit                                               (9,273,559)
                                                                  -----------


      Total shareholders' equity                                    3,565,222
                                                                  -----------


                                                                 $  7,379,079
                                                                  ===========

          See accompanying notes to consolidated financial statements

                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                             For The Years Ended May 31, 1997 and 1996

                                                                                1997                   1996
                                                                        ----------------       -----------------


Net sales (Notes 3 and 11)                                             $      9,243,510        $       9,480,658
Cost of sales (Note 3)                                                        5,377,607                5,429,627
                                                                        ---------------         ----------------


        Gross profit                                                          3,865,903                4,051,031
                                                                        ---------------         ----------------


Operating expenses (Note 3):
  Selling, general and administrative                                         2,949,274                3,051,829
  Research and development                                                      283,363                  257,125
                                                                        ---------------         ----------------


        Total operating expenses                                              3,232,637                3,308,954
                                                                        ---------------         ----------------


        Operating profit (Note 11)                                              633,266                  742,077

Other income (expense):
  Interest expense (Notes 5, 6 and 7)                                           (58,659)                (104,113)


  Other income (Note 10)                                                         60,661                   19,850
                                                                        ---------------         ----------------


Income before minority interest in net profits of
 consolidated subsidiaries and income taxes                                     635,268                  657,814

Minority interest in net profits of consolidated
 subsidiaries (Note 3)                                                         (145,393)                (212,350)
                                                                        ---------------         ----------------


Income before income taxes                                                      489,875                  445,464

Income tax expense (Note 9)                                                      43,030                   12,737
                                                                        ---------------         ----------------


Net income                                                             $        446,845        $         432,727
                                                                        ===============         ================

Per share data:
  Net income (primary and fully diluted)                               $           0.12        $            0.12
                                                                        ===============         ================

  Weighted average number of common and common
   equivalent shares:
     Primary                                                                  3,858,799                3,589,494
                                                                        ===============         ================

     Fully diluted                                                            3,867,207                3,589,494
                                                                        ===============         ================






                                    See accompanying notes to consolidated financial statements

                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             For The Years Ended May 31, 1997 and 1996

                                                                           Unrealized
                                                                             Holding
                                                                             Gain On
                                      Common Stock         Additional      Available-For-   Prepaid      Accumulated
                              ---------------------------
                                 Shares        Amount     Paid-in Capital  Sale Securities  Expenses     Deficit          Total
                              -------------- ------------ ---------------- ---------------  -----------  ------------- ------------

Balance at June 1, 1995           3,431,319   $  274,506  $ 11,323,824     $      2,322     $    (5,142) $(10,153,131) $  1,442,379

Exercise of stock options            34,500        2,760        24,840                -               -             -        27,600

Change in unrealized gain on
 available-for-sale securities            -            -             -           88,365               -             -        88,365

Amortization of prepaid expense           -            -             -                -           5,142             -         5,142

Net income                                -            -             -                -               -       432,727       432,727
                                 ----------    ----------   -----------       -----------     ----------  ------------  -----------


Balance at May 31, 1996           3,465,819      277,266    11,348,664           90,687               -    (9,720,404)    1,996,213


Change in unrealized gain on
 available-for-sale securities            -            -             -            7,237               -             -         7,237

Exercise of stock options            63,150        5,052        55,310                -               -             -        60,362

Tax benefit from exercise of              -            -        22,247                -               -             -        22,247
 stock options

Issuance of common stock             27,500        2,200        52,800                -               -             -        55,000

Private placement                   333,333       26,666       950,652                -               -             -       977,318

Net income                                -            -             -                -               -       446,845       446,845
                                 ----------    ---------- ------------     ------------      ----------   ------------  -----------

Balance at May 31, 1997           3,889,802    $  311,184 $ 12,429,673     $     97,924     $         -   $(9,273,559) $  3,565,222
                                 ==========    ========== ============     ============      ==========   ============ ============

                                    See accompanying notes to consolidated financial statements

                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             For The Years Ended May 31, 1997 and 1996
                                                                               1997                   1996
                                                                        ----------------       -----------------

Cash flows from operating activities:
  Net income                                                           $        446,845        $         432,727
  Adjustments to reconcile net income to net cash
   provided by operating activities:,
     Depreciation and amortization                                              236,930                  272,996
     Provision for losses on accounts receivable                                (14,855)                 (20,936)
     Realized loss on sale of available-for-sale securities                       7,673                   15,930
     Minority interest in net profits of consolidated subsidiaries              145,393                  212,350
     Deferred compensation                                                            -                   44,080
     Changes in current assets and liabilities:
       Accounts receivable                                                      347,260                 (220,505)
       Inventories                                                             (394,498)                (222,172)
       Prepaid expenses and other current assets                                (24,335)                   4,392
       Accounts payable and other accrued liabilities                           (19,907)                  (5,085)
       Accrued compensation                                                     (58,726)                  25,413
       Other current liabilities                                                  5,945                  (48,385)
                                                                        ---------------         ----------------


  Net cash provided by operating activities                                     677,725                  490,805
                                                                        ---------------         ----------------



Cash flows from investing activities:
  Sales of available-for-sale securities                                         37,842                  124,250
  Purchases of available-for-sale securities                                   (197,057)                 (68,562)
  Principal payments received on notes receivable                                18,400                    8,681
  Purchases of property and equipment                                          (243,627)                (135,741)
  Purchase of intangible assets                                                       -                   (3,140)
  Other assets                                                                    4,294                  (15,472)
                                                                        ---------------         ----------------


  Net cash used in investing activities                                        (380,148)                 (89,984)
                                                                        ---------------         ----------------


Cash flows from financing activities:
  Net repayments of short-term borrowings and note
   payable to bank                                                             (240,000)                (745,000)
  Payments of long-term debt and capital lease obligations                      (21,647)                 (25,407)
  Net (repayments) borrowings under line of credit agreement                    (50,000)                 250,000
  Investments by minority interests                                               4,713                   20,250
  Exercise of stock options                                                      60,362                   27,600
  Proceeds from sale of common stock                                          1,032,318                        -
                                                                        ---------------         ----------------


  Net cash provided by (used in) financing activities                           785,746                 (472,557)
                                                                        ---------------         ----------------


Net change in cash and cash equivalents                                       1,083,323                  (71,736)
Cash and cash equivalents at beginning of year                                  622,828                  694,564
                                                                        ---------------         ----------------


Cash and cash equivalents at end of year                               $      1,706,151        $         622,828
                                                                        ===============         ================

Continued


                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             For The Years Ended May 31, 1997 and 1996

                                                                              1997                    1996
                                                                        ----------------       -----------------


  Supplemental disclosure of cash flow information -
  Cash paid during the year for:
     Interest                                                          $         58,020        $         104,113
                                                                        ===============         ================

     Income taxes                                                      $         22,840        $           2,726
                                                                        ===============         ================

Supplemental schedule of non-cash investing and financing
 activities:
  Change in unrealized holding gain on available-for-sale
   securities                                                          $          7,237        $          88,365
  Conversion of accounts payable and accrued liabilities
   into common stock of consolidated subsidiary (minority
   interest)                                                           $          9,432        $          50,816
  Reduction in taxes payable and increase in additional


   paid-in capital for exercise of non-qualified stock options         $         22,247        $               -


                                    See accompanying notes to consolidated financial statements


                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996



NOTE 1 - ORGANIZATION
---------------------


Biomerica, Inc. and subsidiaries (collectively "the Company") are primarily engaged in the development, manufacture and marketing of medical diagnostic kits, the design, manufacture and distribution of various orthodontic products, and the performance of specialized diagnostic testing services.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------


Principles of Consolidation
---------------------------


The consolidated financial statements for the years ended May 31, 1997 and 1996 (see Note 3) include the accounts of Biomerica, Inc. ("Biomerica"), Lancer Orthodontics, Inc. ("Lancer") and Allergy Immuno Technologies, Inc. ("AIT"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates
--------------------



The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period.
Actual results could materially differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------


The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash and cash equivalents, accounts receivable, notes receivable, line of credit, long-term debt and accounts payable. The carrying amounts of the Company's financial instruments generally approximate their fair values at May 31, 1997. The fair values of the notes receivable were not readily determinable as market comparables were not available for such instruments.

Concentration of Credit Risk
----------------------------


The Company, on occasion, maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies.

The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company's sales are not materially dependent on a single customer or a small group of customers. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses. At May 31, 1997, one customer accounted for approximately 14% of accounts receivable.


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------


Cash Equivalents
----------------


Cash and cash equivalents consists of demand deposits, money market accounts and mutual funds with remaining maturities of three months or less when purchased.

Available-For-Sale Securities
-----------------------------


The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' equity. Available-for-sale securities consist of common stock of unrelated publicly-held companies and are stated at market value in accordance with SFAS 115. Cost for purposes of computing realized gains and losses is computed on a specific identification basis. The proceeds from the sale of available-for-sale securities during fiscal 1997 and 1996 totaled $37,842 and $124,250, respectively, with realized (losses) gains of $(7,673) and $(15,930), respectively (see Note 10). The change in the net unrealized holding gain (loss) on available-for-sale securities that has been included as a separate component of shareholders' equity totaled $7,237 and $88,365 for the years ended May 31, 1997 and 1996, respectively.

Inventories
-----------


Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of orthodontic products and biological chemicals. Cost includes raw materials, labor, manufacturing overhead and purchased products. Market is determined by comparison with recent purchases or net realizable value. Such net realizable value is based on forecasts for sales of the Company's products in the ensuing years. The industries in which the Company operates are characterized by technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheet.

Inventories at May 31, 1997 consist of the following:

      Raw materials                             $    595,455
      Work in process                                304,279
      Finished products                            1,540,315
                                                 -----------


                                                $  2,440,049
                                                 ===========

Approximately $1,534,000 of Lancer's inventory is located at its manufacturing facility in Mexico as of May 31, 1997.

Land Held For Investment
------------------------


Land held for investment consists of a parcel of land located in the state of Utah, and is stated at the lower of cost or market.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------


Property and Equipment
----------------------


Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 3 to 12 years, using straight-line and declining-balance methods. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease.
Depreciation expense amounted to $159,319 and $188,384 for the years ended May 31, 1997 and 1996, respectively. Approximately $116,000 of property and equipment, net of accumulated depreciation and amortization, is located at Lancer's manufacturing facility in Mexico.

Included in property and equipment at May 31, 1997 is $62,814 of capitalized leased assets, net of $31,405 of accumulated amortization.

Management of the Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which such impairment is determined by management. Management has determined that there is no impairment of property and equipment at May 31, 1997.

Intangible Assets
-----------------


Intangible assets, consisting of marketing and distribution rights, technology use rights, patents and distributor agreements, are amortized using the straight line method over their estimated useful lives of 5 to 18 years. Amortization expense amounted to $77,611 and $79,470 for the years ended May 31, 1997 and 1996, respectively.

The Company assesses the recoverability of these intangible assets by determining whether the amortization of the asset's balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and charged to operations in the period in which the impairment is determined by management.


Management has determined that there was no impairment of intangible assets as of May 31, 1997.

Risks and Uncertainties
-----------------------


Licenses - Certain of the Company's sales of products are governed by license agreements with outside third parties. All of such license agreements to which the Company currently is a party are for fixed terms which will expire after ten years or upon the expiration of the underlying patents. After the expiration of the agreements or the patents, the Company is free to use the technology that had been licensed. There can be no assurance that the Company will be able to obtain future license agreements as deemed necessary by management. The loss of some of the current licenses or the inability to obtain future licenses could have an adverse affect on the Company's financial position and operations. Historically, the Company has successfully obtained all the licenses it believed necessary to conduct its business.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------


Government Regulation - Biomerica's immunodiagnostic products are regulated in the United States as medical devices primarily by the FDA and as such, require regulatory clearance or approval prior to commercialization. Pursuant to the Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates, among other things, the clinical testing, manufacture, labeling, promotion, distribution, sale and use of medical devices in the United States. Failure of Biomerica to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, the government's refusal to grant premarket clearance or premarket approval of devices, withdrawal of marketing approvals, and criminal prosecution.

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain registrations or approvals required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and requirements for licensing may differ significantly from FDA requirements. There can be no assurance that Biomerica will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

Lancer's products are also subject to regulation by the FDA under the Medical Device Amendments of 1976 (the `Amendments''). Lancer has registered with the FDA as required by the Amendments. There can be no assurance that Lancer will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

Risk of Product Liability - Testing, manufacturing and marketing of Biomerica's products entail risk of product liability. Biomerica currently has product liability insurance. There can be no assurance, however, that Biomerica will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect Biomerica against losses due to product liability. An inability could prevent or inhibit the commercialization of Biomerica's products. In addition, a product liability claim or recall could have a material adverse effect on the business or financial condition of the Company.

Lancer is subject to the same risks or product liability. Lancer currently has product liability insurance. Lancer also is subject to the risk of loss of its product liability insurance and the consequent exposure to liability.

Hazardous Materials - Biomerica's research and development involves the controlled use of hazardous materials and chemicals. Although Biomerica believes that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

Stock-Based Compensation
------------------------


During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (`SFAS 123''), ``Accounting for Stock-Based Compensation', which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 (`APB 25''), ``Accounting for Stock Issued to Employees''. Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996



applied (see Note 8). The Company has elected to account for its stock-based compensation to employees under APB 25.


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------


Minority Interest
-----------------


Minority interest represents the minority shareholders' proportionate share of the equity of Lancer and AIT. At May 31, 1997, Biomerica owned 29.9% of Lancer (see Note 3) and 73.9% of AIT (see Note 3).

Minority interest of Lancer includes $185,242 represented by 370,483 shares of Series D redeemable convertible preferred stock. Each share of Series D preferred stock is entitled to a $.04 non-cumulative dividend and is convertible at the option of the holder into common stock at the rate of seven shares of preferred stock for one share of common stock of Lancer. Lancer, at its option, can redeem outstanding shares of the preferred stock for $.50 per share after December 31, 1994. There were no dividends declared or paid in 1997 or 1996.

Revenue Recognition
-------------------


Revenues from product sales are recognized at the time the product is shipped. Revenues from specialized diagnostic testing services are recognized when the related services are performed.

Income Taxes
------------


The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Biomerica, Lancer and AIT file separate income tax returns for Federal and state income tax purposes.

Advertising Costs
-----------------


The Company reports the cost of all advertising as expense in the period in which those costs are incurred. Advertising costs were $50,000 and $48,000 for the years ended May 31, 1997 and 1996, respectively.



Income Per Share
----------------


Income per share is computed using the weighted average number of common and common equivalent shares outstanding during each year. The approximate number of shares used in the computation of primary income per share was 3,858,799 and 3,589,494 in 1997 and 1996, respectively. The approximate number of shares used in the computation of fully diluted income per share was 3,867,207 in 1997. Common stock equivalents were excluded in 1996 because they were insignificant. Primary and fully diluted income per share are the same for both years presented.


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------


The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, `Earnings Per Share'' (``SFAS 128''). SFAS 128 is primarily a disclosure standard which requires public companies to present basic earnings per share (EPS) and, if applicable, diluted earnings per share, instead of primary and fully diluted earnings per share. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The effect of adopting SFAS 128 has not yet been determined by management.

NOTE 3 - CONSOLIDATED SUBSIDIARIES
----------------------------------


Lancer is engaged in the design, manufacture and distribution of orthodontic products. Lancer effected a one-for-seven reverse stock split on November 15, 1996. All references to Lancer's shares herein have been adjusted to reflect the reverse split. During 1996, Lancer issued 27,826 shares of its common stock to an unrelated party totaling $50,816 for the conversion of accrued royalties and sold 10,371 shares of its common stock to unrelated parties for cash of $20,250. During 1997, Lancer issued 3,998 shares of its common stock to an unrelated party totaling $9,432 for the conversion of accrued royalties. The result of these transactions decreased Biomerica's direct ownership percentage of Lancer to 29.9% and decreased its direct and indirect voting control over Lancer to 51.5%.

During fiscal 1994, Biomerica received warrants to purchase 72,619 shares of Lancer's common stock at $.25 per share and options to purchase 20,000 shares of Lancer's common stock at $.28 per share. Both the options and warrants expire in April 1998.

Allergy Immuno Technologies, Inc. (AIT) provides immune allergy testing and products to physicians and medical institutions. During 1997, 400,000 shares of AIT were issued to outside parties decreasing Biomerica's interest in AIT to 73.9%.

Operating results for Lancer and AIT in the aggregate for the years ended May 31, 1997 and 1996, which are included in the consolidated operating results of the Company, are as follows:
                                                    1997             1996
                                                -----------      ------------


      Net sales                                 $  6,484,960     $  6,922,275
      Cost of sales                                3,967,825        4,097,311
                                                 -----------      -----------

         Gross profit                              2,517,135        2,824,964
                                                 -----------      -----------


      Operating expenses:
       Selling, general and administrative         2,219,915        2,287,958
       Research and development                      106,090          136,364
                                                 -----------      -----------


         Total operating expenses                  2,326,005        2,424,322
                                                 -----------      -----------


      Other income (expense):
       Interest expense                              (58,659)        (104,113)
       Other income, net                              14,618           12,702
                                                 -----------      -----------

                                                     (44,041)         (91,411)
                                                 -----------      -----------


      Income before income taxes                     147,089          309,231

      Income tax expense                               1,600            1,600
                                                 -----------      -----------


      Net income                                $    145,489     $    307,631
                                                 ===========      ===========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


NOTE 4 - INTANGIBLE ASSETS
--------------------------


Intangible assets, net of accumulated amortization, consist of the following at May 31, 1997:

Marketing and distribution rights                     $    442,750
Technology use rights                                      858,328
Patents and capitalized patent application costs            35,862
                                                       -----------

                                                         1,336,940

Less accumulated amortization                             (850,157)
                                                       -----------


                                                      $    486,783
                                                       ===========

Included in marketing and distribution rights are repurchased sales territories by Lancer which are being amortized over the estimated useful life of eighteen years. In each of the fiscal years 1997 and 1996, the Company recorded amortization expense of $24,900 related to repurchased sales territories.

During fiscal 1985, Lancer purchased certain assets and technology which is being amortized over the estimated useful life of eighteen years. Lancer recorded amortization expense of $48,696 and $53,970 for the years ended May 31, 1997 and 1996, respectively, related to these assets.

Amortization expense related to patents which is included in the accompanying consolidated statements of operations amounted to $4,015 and $600 for the years ended May 31, 1997 and 1996, respectively.


NOTE 5 - LINE OF CREDIT
-----------------------


At May 31, 1997, Lancer had a $500,000 line of credit with a bank. Borrowings are made at prime plus 1% (9.50% at May 31, 1997) and are limited to specified percentages of eligible accounts receivable. The unused portion available to Lancer under the line of credit at May 31, 1996 was $145,000. The line of
credit expires on March 1, 1998.   As of May 31, 1997, there was $200,000
outstanding under the line of credit.

The following summarizes information on short-term borrowings from October 11, 1995 (the date the line was established) through May 31, 1997.

Average month end balance                                            $245,250
Maximum balance outstanding at any month end                         $250,000
Weighted average interest rate (computed by dividing interest expense
 by average monthly balance)                                            9.55%
Interest rate at year end                                               9.50%

NOTE 6 - LONG-TERM DEBT
-----------------------


Effective October 10, 1995, Lancer arranged for a restructuring of its previous note payable. The note was divided into a new term note, with an original balance of $645,000 and a line of credit with an original balance of $400,000 (see Note 5). The new note payable is for a term of two years and requires monthly principal and interest payments of $18,889. Interest is at prime rate
plus 1% (9.50% at May 31, 1997).   In March 1997, the note was extended to May
1, 1998, at which time all unpaid principal and accrued interest is due and payable. As of May 31, 1997, the outstanding balance of the note payable was $200,000.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996

NOTE 6 - LONG-TERM DEBT, continued
----------------------------------


The note payable and line of credit are collateralized by substantially all of the assets of Lancer, including inventories, receivables and equipment. The lending agreement requires, among other things, that Lancer maintain a tangible net worth of $2,250,000, a debt to tangible net worth ratio of no more than .75 to 1 and a current ratio of at least 2 to 1. Lancer is not required to maintain compensating balances in connection with this lending agreement.

NOTE 7 - CAPITAL LEASE OBLIGATIONS
----------------------------------


Lancer is the lessee of equipment under a capital lease which expires in the year 1998. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset. The asset is depreciated over its estimated useful life.


Depreciation of the asset is included in depreciation expense for the years ended May 31, 1997 and 1996.

The future annual minimum lease payments under the capital lease are as follows:

      Year Ending May 31, 1998                          $   16,528

      Less amount representing interest at 11.3%              (680)
                                                         ---------


      Present value of net minimum lease payments       $   15,848
                                                         =========

NOTE 8 - SHAREHOLDERS' EQUITY
-----------------------------


1995 and 1991 Stock Option and Restricted Stock Plans
-----------------------------------------------------


In December 1991, the Company adopted a stock option and restricted stock plan (the `1991 Plan'') which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 350,000 of the Company's unissued common stock may be granted to officers, employees or consultants of the Company. Options granted under the 1991 Plan may be granted at prices not less than 85% of the then fair market value of the common stock, vest at not less than 20% per year and expire not more than 10 years after the date of grant.

In January 1996, the Company adopted a stock option and restricted stock plan (the "1995 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 500,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. Options granted under the 1995 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant.

During 1997, the Company granted options to purchase 72,000 and 45,000 shares of common stock at exercise prices of $1.90 and $1.92 per share, respectively, to various employees of the Company. The options vest over a period ranging from four to five years. During 1997, the Company granted options to purchase 31,000 and 25,000 shares of common stock at exercise prices of $1.90 and $3.00 per share respectively, to various consultants of the Company. Management did not record any expense related to the granting of these options to the consultants, as such was immaterial.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


NOTE 8 - SHAREHOLDERS' EQUITY, continued
----------------------------------------


Activity as to stock options under the 1991 and 1995 plans are as follows:

Options outstanding at May 31, 1995            265,500         $  .80 - $2.00
Options granted                                 11,000         $  .95
Options exercised                              (34,500)        $  .80
Options canceled or expired                    (12,250)        $  .80 - $.95
                                           ------------


Options outstanding at May 31, 1996            229,750
Options granted                                173,000         $ 1.90 - $3.00
Options exercised                              (63,150)        $  .80 - $2.00
Options canceled or expired                     (7,000)        $  .80 - $1.90
                                           ------------


Options outstanding at May 31, 1997            332,600         $  .80 - $3.00
                                           ============

Options exercisable at May 31, 1997            182,050         $  .80 - $1.92
                                           ============



SFAS 123 Pro Forma Information
------------------------------


Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following assumptions for the years ended May 31, 1997 and 1996; risk free interest rate 7.2%; dividend yield of 0%; expected life of the option of 3 years; and volatility factor of the expected market price of the Company's common stock of 115%.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Adjustments are made for options forfeited prior to vesting. The effect on compensation expense, net income, and net income per common share had compensation costs for the Company's stock option plans been determined based on a fair value of the date of grant consistent with the provisions of SFAS 123, for the years ended May 31, 1997 and 1996, are as follows:





                                                                                 1997              1996
                                                                              -----------      ------------

Net income, as reported                                                      $     446,845    $     432,727
Adjustment to compensation expense under SFAS 123                                   12,480            2,287
                                                                              ------------     ------------


Net income, pro forma                                                        $     434,365    $     430,440
                                                                              ============     ============

Net income per common and common equivalent share, as reported               $         .12    $          .12
                                                                              ============     =============

Net income per common and common equivalent share, pro forma                 $         .11    $          .12
                                                                              ============     =============




Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


NOTE 8 - SHAREHOLDERS' EQUITY, continued
----------------------------------------


Stock Grants
------------


The Company recorded a prepaid bonus of $11,382 at May 31, 1994 which is being amortized on a straight-line basis over two years. During 1996, the Company recorded amortization expense of $5,142 on such bonus.

Stock Options Issued Outside of Plans
-------------------------------------


During 1995, the Company and the Chief Executive Officer agreed not to defer any compensation for the period June 1994 through November 1994 and instead issue fully vested stock options to purchase 60,000 shares of the Company's common stock at $.85 per share. At the time of grant, market price and the exercised price was approximately the same price. No compensation expense was recorded.



Stock Issuances
---------------


During 1997, the Company sold 333,333 shares of its common stock at $3.00 per share. Proceeds to the Company were $977,318, net of offering costs of $22,682.

During 1997, the Company issued 27,500 shares of previously canceled common stock for $55,000 to a previous debtor to the Company. The common stock issued was previously held by the Company as collateral for a loan issued to the shareholder. In a prior year, the Company wrote off the receivable and recorded a charge to common stock and additional paid in capital for the amount of the loan.

Subsidiary Options and Warrants
-------------------------------


Lancer has 205,715 options outstanding as of May 31, 1997 at prices ranging from $1.40 to $2.45. Lancer also has issued warrants to acquire 200,596 shares of its common stock at $1.75 per share which are outstanding as of May 31, 1997.



Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                   For The Years Ended May 31, 1997 and 1996


NOTE 9 - INCOME TAXES
---------------------


The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at May 31, 1997 and 1996 are presented below.


                                                                               1997                   1996
                                                                        ----------------       -----------------


Deferred tax assets:
  Accounts receivable, principally due to allowance for
   doubtful accounts and sales returns                                 $         55,009        $          60,958
  Inventories, principally due to additional costs inventoried for tax purposes pursuant to the Tax Reform Act of 1986
   and allowance for inventory obsolescence                                     127,175                  129,472
  Compensated absences and deferred payroll, principally
   due to accrual for financial reporting purposes                              202,721                  231,432
  State net operating loss carryforwards                                         77,595                   53,961
  Federal net operating loss carryforwards                                    2,794,869                2,956,980
  Tax credit carryforwards                                                      238,939                  244,403
  Investment in affiliates                                                      451,222                  451,217
                                                                        ---------------         ----------------

                                                                              3,947,530                4,128,423
  Less valuation allowance                                                   (3,874,860)              (4,044,593)
                                                                        ---------------         ----------------


Net deferred tax asset                                                           72,670                   83,830

Deferred tax liability -
  Marketing rights, principally due to amortization                             (72,670)                 (83,830)
                                                                        ---------------         ----------------


        Net deferred tax liability                                     $              -        $               -
                                                                        ===============         ================

Income tax expense for the years ended May 31, 1997 and 1996 consists of the following current provisions:

                                                                                1997                  1996
                                                                        ----------------       -----------------

U.S. Federal                                                           $              -        $               -
State and local                                                                  43,030                   12,737
                                                                        ---------------         ----------------


                                                                       $         43,030        $          12,737
                                                                        ===============         ================

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996



NOTE 9 - INCOME TAXES, continued
--------------------------------


Income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income from operations as a result of the following:


                                                                                1997                     1996
                                                                        ----------------        ------------------

Computed `expected'' tax expense                                       $        166,558        $         151,458

Increase (reduction) in income taxes resulting from:
  Meals and entertainment                                                         9,860                    9,855
  Utilization of net operating loss carryforwards                              (165,228)                (140,960)
  Other (net)                                                                   (11,157)                  11,836
  Equity in earnings of affiliates not subject to taxation
   because of dividends-received deduction for tax
   purposes                                                                         (33)                 (32,189)
  State income taxes                                                             43,030                   12,737
                                                                        ---------------         ----------------


                                                                       $         43,030        $          12,737
                                                                        ===============         ================




As of May 31, 1997, Biomerica had net tax operating loss carryforwards of approximately $4,323,000 and investment tax and research and development credits of approximately $19,000, which are available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1997 to 2010.

As of May 31, 1997, Lancer had net tax operating loss carryforwards of approximately $2,418,000 and business tax credits of approximately $169,000 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1998 to 2008. Lancer also had net tax operating loss carryforwards of approximately $618,000 and business tax credits of approximately $23,000 available to offset future California taxable income, expiring at varying dates in 1998.

As of May 31, 1997, AIT had net tax operating loss carryforwards of approximately $1,603,000 and business tax credits of approximately $29,000 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1995 to 2008. AIT also had net tax operating loss carryforwards of approximately $327,000 to offset future California taxable income, expiring at varying dates between 1997 and 2001.

The Tax Reform Act of 1986 includes provisions which limit the Federal net operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur.

Continued



                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             For The Years Ended May 31, 1997 and 1996

NOTE 10 - OTHER INCOME
----------------------


Other income consists of the following:

                                                                              1997                     1996
                                                                       ----------------        ------------------

Realized (losses) gains on available-for-sale securities
 transactions                                                          $         (7,673)       $         (15,930)
Dividend and interest income                                                     53,716                    8,920
Other                                                                            14,618                   26,860

                                                                       $         60,661        $          19,850
                                                                        ================        =================

NOTE 11 - BUSINESS SEGMENTS
---------------------------


Reportable business segments for the years ended May 31, 1997 and 1996 are as follows:


                                                                              1997                     1996
                                                                        ----------------        ------------------

Domestic sales:
 Orthodontic products                                                  $      3,764,000        $       3,999,000
                                                                        ===============         ================

 Medical diagnostic products                                           $      1,444,000        $       1,263,000
                                                                        ===============         ================

Foreign sales:
 Orthodontic products                                                  $      2,570,000        $       2,781,000
                                                                        ===============         ================

 Medical diagnostic products                                           $      1,466,000        $       1,438,000
                                                                        ===============         ================

Net sales:
 Orthodontic products                                                  $      6,334,000        $       6,780,000
 Medical diagnostic products                                                  2,910,000                2,701,000
                                                                        ---------------         ----------------

     Total                                                             $      9,244,000        $       9,481,000
                                                                        ===============         ================

Operating profit:
 Orthodontic products                                                  $        276,000        $         416,000
 Medical diagnostic products                                                    357,000                  326,000
                                                                        ---------------         ----------------


     Total                                                             $        633,000        $         742,000
                                                                        ===============         ================

Identifiable assets:
 Orthodontic products                                                  $      3,494,000        $       3,503,000
 Medical diagnostic products                                                  3,398,000                2,000,000
                                                                        ---------------         ----------------

     Total                                                             $      6,892,000        $       5,503,000
                                                                        ===============         ================

Total assets:
 Orthodontic products                                                  $      3,950,000        $       4,033,000
 Medical diagnostic products                                                  3,429,000                2,034,000
                                                                        ---------------         ----------------

     Total                                                             $      7,379,000        $       6,067,000
                                                                        ===============         ================





Continued


                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             For The Years Ended May 31, 1997 and 1996

NOTE 11 - BUSINESS SEGMENTS, continued
--------------------------------------


                                                                              1997                     1996
                                                                        ----------------        ------------------

Depreciation and amortization expense:
  Orthodontic products                                                 $        193,000        $         234,000
  Medical diagnostic products                                                    44,000                   39,000
                                                                        ---------------         ----------------

        Total                                                          $        237,000        $         273,000
                                                                        ===============         ================

Capital expenditures:
  Orthodontic products                                                 $         51,000        $         104,000
  Medical diagnostic products                                                   193,000                   32,000
                                                                        ---------------         ----------------

        Total                                                          $        244,000        $         136,000
                                                                        ===============         ================




Total net sales as reflected above consist of sales to unaffiliated customers only as there were no significant intersegment sales during fiscal years 1997 and 1996. Foreign sales consist primarily of sales to Canada, Europe, Japan and Korea. No customer accounted for more than 10% of net sales during fiscal years 1997 and 1996.

Identifiable assets by business segment are those assets that are used in the Company's operations in each industry. There were no significant corporate assets as of May 31, 1997 and 1996. The Company's interests in AIT, whose operations are in the United States, are vertically integrated with the Company's operations in the medical diagnostic products industry.

NOTE 12 - COMMITMENTS AND CONTINGENCIES
---------------------------------------


Operating Leases
----------------


Biomerica leases its primary facility under a non-cancelable operating lease which expires on May 31, 1998. AIT leases its primary facility under a month-to-month operating lease. These facilities are owned by two of the Company's shareholders, including its former president. The lease rate is $12,720 and $1,400 per month, respectively.

Lancer leases its main facility under a non-cancelable operating lease expiring December 31, 1998, which requires monthly rentals that increase annually, from $2,900 per month (1994) to $4,400 per month (1998). The lease expense is being recognized on a straight-line basis over the term of the lease. The excess of the expense recognized over the cash paid aggregates $9,620 at May 21, 1997, and is included in accrued liabilities in the accompanying balance sheet.

Effective April 1, 1996, Lancer entered into a non-cancelable operating lease for its Mexico facility expiring October 31, 1998, which requires average monthly rentals of $5,182. The rentals are subject to annual increases based on the United States Consumer Price Index. Prior to April 1, 1996, such was included in amounts paid under the terms of the manufacturing agreement as discussed below.

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


NOTE 12 - COMMITMENTS AND CONTINGENCIES, continued
--------------------------------------------------


Rental expense for all operating leases amounted to approximately $263,000 for the year ended May 31, 1997 and 1996. The future annual minimum lease payments are as follows:

      Years Ending
           May 31,
      ------------



         1998                                   $    283,021
         1999                                         56,794
                                                 -----------


      Minimum lease payments                    $    339,815
                                                 ===========

Manufacturing Agreement
-----------------------


In May 1990, Lancer entered into a manufacturing subcontractor agreement whereby the subcontractor agreed to provide manufacturing services to Lancer through its affiliated entities located in Mexicali, B.C., Mexico. Lancer moved the majority of its manufacturing operations to Mexico during fiscal 1992 and 1991. Under the terms of the original agreement, the subcontractor manufactured Lancer's products based on an hourly rate per employee based on the number of employees in the subcontractor's workforce. In December 1992, Lancer renegotiated the agreement changing from an hourly rate per employee cost to a pass through of actual costs plus a weekly administrative fee. The amended agreement gives Lancer greater control over all costs associated with the manufacturing operation.

In July 1994, Lancer again renegotiated the agreement reducing the administrative fee and extending the agreement through June 1998. After June 1996, either party may cancel the agreement with three months notice. The Company has retained the option to convert the manufacturing operation to a wholly-owned subsidiary of Lancer at any time. Should Lancer discontinue operations in Mexico, it is responsible for the accumulated employee seniority obligation as prescribed by Mexican law. At May 31, 1997, this obligation was approximately $221,000. Such obligation is contingent in nature and accordingly has not been accrued in the accompanying consolidated balance sheet.

Employment Agreement
--------------------


In June 1986, the Company entered into an employment agreement with its then chief executive officer. In May 1996, the agreement was extended for an additional three years expiring in May 1999. The agreement requires minimum annual compensation payments of $169,000 and provides for periodic cost of living increases. The chief executive officer was paid approximately $81,000 during the year ended May 31, 1996. The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1995, whereby the chief executive officer would not receive any deferred compensation for the period June 1994 through November 1994 of approximately $54,500 and instead received 60,000 stock options (see Note 8).

The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1996, whereby the chief executive officer would reduce his salary by $44,000 for the period June 1995 through November 1995. The remaining amount of approximately $44,000 for fiscal year 1996 was deferred. The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1997, whereby the chief executive officer would reduce his salary by approximately $63,000 for the period June 1996 through November 1996. The chief executive officer was paid approximately $85,000 during the year ended May 31, 1997. The remaining amount of approximately $27,000 for fiscal year 1997, has been deferred and is included in accrued compensation in the


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


accompanying consolidated balance sheet as of May 31, 1997. Approximately $457,000 of the total accrued compensation included in the 1997 consolidated balance sheet is due to the chief executive officer's estate.


Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


NOTE 12 - COMMITMENTS AND CONTINGENCIES, continued
--------------------------------------------------


License and Royalty Agreements
------------------------------


Lancer has entered into a number of license and/or royalty agreements pursuant to which it has obtained rights to manufacture and market certain products. The agreements are for various durations and they require the Company to make payments based on the sales of the individual licensed products.

Retirement Savings Plan
-----------------------


Effective September 1, 1986, the Company established a 401(k) plan for the benefit of its employees. The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the plan's inception.


NOTE 13 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
-----------------------------------------------------------


The following represents the condensed unconsolidated balance sheet for Biomerica, Inc. as of May 31, 1997, and the condensed unconsolidated statements of operations and of cash flows for the years ended May 31, 1997 and 1996. No cash dividends were paid by the consolidated subsidiaries (see Note 3) during the years ended May 31, 1997 and 1996.

                     Condensed Unconsolidated Balance Sheet
                                  May 31, 1997

                                     ASSETS

Current assets:
 Cash and cash equivalents                                       $  1,548,005
 Available-for-sale securities                                        514,377
 Accounts receivable, net                                             282,252
 Inventories                                                          585,788
 Notes receivable                                                       9,585
 Prepaid expenses and other                                            86,287
                                                                  -----------

      Total current assets                                          3,026,294

Investment in and advances to affiliates and consolidated subsidiaries
      941,305
Inventory, non-current                                                 27,000
Property and equipment, net                                           274,450
Intangible assets                                                      19,238


Other                                                                  11,374
                                                                  -----------


                                                                 $  4,299,661
                                                                  ===========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1997 and 1996


NOTE 13 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------



               Condensed Unconsolidated Balance Sheet - Continued
                                  May 31, 1997


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued liabilities                        $    250,491
 Accrued compensation                                                 467,788
 Other                                                                 16,160
                                                                  -----------

      Total current liabilities                                       734,439
                                                                  -----------


Shareholders' equity:
 Common stock                                                         311,184
 Additional paid-in capital                                        12,429,673
 Unrealized holding gain on available-for-sale securities
 97,924


 Accumulated deficit                                               (9,273,559)
                                                                  -----------

      Total shareholders' equity                                    3,565,222
                                                                  -----------


                                                                 $  4,299,661
                                                                  ===========



                                         Condensed Unconsolidated Statements of Operations
                                                       May 31, 1997 and 1996

                                                                               1997                    1996
                                                                        ---------------        -----------------


Net revenues                                                           $      2,784,200        $       2,586,697
Cost of sales                                                                 1,435,432                1,360,630
                                                                        ---------------         ----------------

        Gross profit                                                          1,348,768                1,226,067
                                                                        ---------------         ----------------


Operating expenses:
  Selling, general and administrative                                           729,359                  763,871
  Research and development                                                      177,273                  120,761
                                                                        ---------------         ----------------

        Total operating expenses                                                906,632                  884,632
                                                                        ---------------         ----------------


        Operating income                                                        442,136                  341,435

Other income                                                                     46,043                    7,148
                                                                        ---------------         ----------------


Income before interest in net income of consolidated
  subsidiaries and income taxes                                                 488,179                  348,583
Interest in net income of consolidated subsidiaries                                  96                   95,281
Income tax expense                                                               41,430                   11,137
                                                                        ---------------         ----------------



Net income                                                             $        446,845        $         432,727
                                                                        ===============         ================

Continued



                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             For The Years Ended May 31, 1997 and 1996


NOTE 13 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------


                                         Condensed Unconsolidated Statements of Cash Flows
                                                       May 31, 1997 and 1996

                                                                               1997                    1996
                                                                        ----------------       ------------------


Cash flows from operating activities:
  Net income                                                           $        446,845        $         432,727
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                                               40,748                   36,270
     Realized loss (gain) on sale of available-for-sale securities                7,673                   15,930
     Provision for losses on accounts receivable                                 (4,855)                    (936)
     Income of subsidiaries                                                          96                  (95,281)
     Deferred compensation                                                      (58,726)                  44,080
     Net change in other current assets and current liabilities                (162,568)                 (31,118)
                                                                        ---------------         ----------------


  Net cash provided by operating activities                                     269,213                  401,672
                                                                        ---------------         ----------------


Cash flows from investing activities:
  Sales of available-for-sale securities                                         37,842                  124,250
  Purchases of available-for-sale securities                                   (197,057)                 (68,562)
  Principal payments received on notes receivable                                18,400                    8,681
  Decrease (increase) in investment in and advances to
   affiliates and consolidated subsidiaries                                     (18,121)                 (36,561)
  Purchases of property and equipment                                          (192,276)                 (30,855)
  Purchase of intangible assets                                                       -                     (750)
  Other assets                                                                    4,294                  (15,472)
                                                                        ---------------         ----------------


  Net cash used in investing activities                                        (346,918)                 (19,269)
                                                                        ---------------         ----------------


Cash flows from financing activities:
  Payment on short-term borrowings                                                    -                   (4,000)
  Proceeds from sale of stock and exercise of stock options                   1,092,680                   27,600
                                                                        ---------------         ----------------


  Net cash used in financing activities                                       1,092,680                   23,600
                                                                        ---------------         ----------------


Net increase in cash and cash equivalents                                     1,014,975                  406,003

Cash and cash equivalents at beginning of year                                  533,030                  127,027
                                                                        ---------------         ----------------


Cash and cash equivalents at end of year                               $      1,548,005        $         533,030
                                                                        ===============         ================

Supplemental disclosure of cash flow information -
  Cash paid during the year for:
     Interest                                                          $              -        $               -
                                                                        ===============         ================

     Income                                                            $         20,800        $             800
                                                                        ===============         ================

Continued


                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             For The Years Ended May 31, 1997 and 1996

NOTE 13 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------


                                   Condensed Unconsolidated Statements of Cash Flows - Continued
                                                       May 31, 1997 and 1996


                                                                               1997                    1996
                                                                        ---------------        -----------------


Supplemental schedule of non-cash investing and financing
 activities:
  Change in unrealized holding gain on available-for-sale
   securities                                                          $          7,237        $          88,365
  Reduction in taxes payable and increase in additional
   paid-in capital for exercise of non-qualified stock options         $         22,247        $               -
